Exhibit 3.1

CERTIFICATE OF DETERMINATION

OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF

SERIES C PREFERRED STOCK OF

DIGITAL POWER CORPORATION

We, Amos Kohn and Daniel B. Eng, hereby certify that we are the President and Chief Executive Officer and Secretary, respectively, of Digital Power Corporation, a corporation organized and existing under the laws of the State of California (“Corporation”), and further do hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Corporation’s Articles of Incorporation, the Board of Directors on March 9, 2017 (“Effective Date”) adopted the following resolution creating a series of 460,000 shares of Preferred Stock designated as Series C Preferred Stock, none of which shares have been issued.

RESOLVED, that the Board of Directors of the Corporation designates the Series C Preferred Stock and the number of shares constituting such series, and fixes the rights, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

A.     Designation and Amount. The Corporation shall have a series of preferred stock which shall be designated the “Series C Preferred Stock” (“Series C Preferred”) and the number of shares initially constituting such series shall be four hundred sixty thousand (460,000).

B.      Rights, Preferences, Privileges and Restrictions. Series C Preferred shall have the respective rights, preferences, privileges and restrictions as follows:

Section 1.        Dividend Rights.

1.1     Series C Dividends. Subject to the rights of the Senior Stock (as defined below in Section 3) and any other senior rights of preferred shares then outstanding to receive annual dividends, the holders of Series C Preferred shall be entitled to receive cash dividends out of any funds legally available therefor, prior to and in preference to any declaration or payment of any dividend (payable other than in common stock of the Corporation (“Common Stock”) or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock or on the Series A Preferred Stock, in an amount equal to twenty-four cents ($0.24) per share of Series C Preferred per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like), and any other amounts required under other provisions of this Certificate of Determination of Rights, Preferences, Privileges and Restrictions (“Certificate”) and no more (“Dividends”). The Dividends shall accrue, whether or not declared by the Board, shall be cumulative and be payable as and when declared by the Board.

1.2     Right to Share in Dividends Declared for Holders of Common Stock. The holders of Series C Preferred shall be entitled to share with the holders of shares of Common Stock in any cash or non-cash dividend or distribution, other than dividends payable in shares of Common Stock, on an as-converted basis, declared for holders of the Common Stock, payable when and if declared by the Board. Subject to the prior payment of any other senior dividend rights, any dividend shall be paid pro rata among the holders of the Common Stock and the holders of the Series C Parity Stock (as defined below in Section 3) on an as-converted basis. For the avoidance of doubt “on an as-converted basis” means dividends shall be paid on each share of Series C Preferred Stock as if such share of Preferred Stock and all other shares of Series C Preferred Stock had been converted to Common Stock on the basis set forth in Section 4 below (irrespective of whether any pre-condition to such conversion had been met).

1.3     Limitation. The holders of Series C Preferred shall not be entitled to receive any dividends or other distributions except as provided in this Certificate and in accordance with applicable California law.

1.4     Record Holders. The Corporation shall pay dividends required hereunder to the holders of record of Series C Preferred as their names appear on the share register of the Corporation on the corresponding record date designated by the Board with respect to such dividend. The record date for purposes of determining the holders entitled to any dividend shall not be more than thirty (30) days prior to the payment date. Dividends will be paid on the 20th day following the end of each calendar quarter.

Section 2.         Voting Rights.

2.1.     Voting Rights. Except as otherwise expressly provided herein or as required by law, each share of Series C Preferred shall entitle the holder thereof to such number of votes per share equal to the number of shares of Common Stock into which such share of Series C Preferred Stock would convert pursuant to Section 4 below (irrespective of whether any pre-condition to such conversion has been met). Except as otherwise required by the provisions of the California Corporations Code, the holders of shares of Series C Preferred, and the holders of Common Stock shall at all times vote as one class, together with the holders of any other class of stock of the Corporation accorded such general class voting right; provided, that the holders of shares of Series C Preferred shall be entitled to approve by a majority vote, as a separate class, the matters specified in Section 2.2.

2.2.     Right to Vote on Specified Matters. The vote or consent of the holders of a majority of the outstanding Series C Preferred shall be required for: (i) matters that by law require the approval of the outstanding shares of the respective class; and (ii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred.

Section 3.         Liquidation, Dissolution or Bankruptcy.

If the Corporation: (i) adopts a plan of liquidation or of dissolution; (ii) commences a voluntary proceeding under the federal bankruptcy law or any other applicable state or federal bankruptcy, insolvency or similar law; (iii) consents to the entry of an order for relief in any involuntary case under such law; (iv) consents to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property; (v) makes an assignment for the benefit of its creditors; or (vi) admits in writing its inability to pay its debts generally as they become due; and on account of any such event the Corporation shall liquidate, dissolve or wind up, then, and in that event, the holders of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, the Corporation’s Series A Preferred Stock, or to the holders of any other junior series of preferred stock, by reason of their ownership thereof and subject to the rights of the Corporation’s Series B Preferred Stock and any other class or series of Corporation stock subsequently issued that ranks senior to the Series C Preferred (“Senior Stock”), an amount equal to the Stated Value (as defined below) for a share of Series C Preferred plus any accrued Dividends as provided in Section 1.1 above (“Series C Preference Amount”) ratably with any class or series ranking on a parity with the Series C Preferred (“Series C Parity Stock”) in proportion to the respective preference amounts each such holder of Series C Parity Stock would otherwise be entitled to receive. If the amount of such distribution after payment to any Senior Stock is insufficient to permit full payment of the Series C Preference Amount to the holders of the Series C Preferred, then such distribution shall be distributed ratably to the holders of the Series C Preferred and Series C Parity Stock in proportion to the respective preference amount each such holder would otherwise be entitled to receive. Any remaining funds and assets of the Corporation legally available for distribution to shareholders shall be distributed pro rata among the holders of Series C Preferred on an as-converted basis and the Common Stock. For the avoidance of doubt, “on an as-converted basis” means that each share of Series C Preferred Stock shall entitle the holder thereof to receive the amount of the remaining funds and assets of the Corporation that such holder would have been entitled to receive had such shares of Series C Preferred Stock and all other shares of Series C Preferred Stock been converted to Common Stock on the basis set forth in Section 4 below (irrespective of whether any pre-condition to such conversion had been met).

Section 4.         Automatic Conversion of Series C Preferred; Redemption.

4.1.     Option Conversion. Any holder of Series C Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding shares of Series C Preferred Stock held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of shares of Series C Preferred Stock to be converted by the Stated Value (as defined below), (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares to be converted, and then (iii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial “Conversion Price” per share of Series C Preferred shall be $0.60. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4.3 below. Each share of Series C Preferred Stock shall have a stated value equal to $2.40 per share (the “Stated Value”).

4.2     Automatic Conversion. In the event the closing price for the Corporation’s Common Stock as reported on the NYSE MKT is equal or greater than $1.20 for twenty (20) consecutive trading days, then each share of Series C Preferred Stock shall automatically be converted into a number of shares of Common Stock as determined by (i) multiplying the number of shares of Series C Preferred Stock to be converted by the Stated Value, (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares to be converted, and then (iii) dividing the result by the Conversion Price in effect immediately prior to such conversion.

4.3.     Adjustment to Series C Preferred Conversion Price. The number of shares of Common Stock into which each share of Series C Preferred is convertible shall be subject to adjustment from time to time as follows:

(a)     In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each case,

(1)     the number of shares of Common Stock into which each share of Series C Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock that the holder of a share of Series C Preferred would have been entitled to receive after the occurrence of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

(2)     an adjustment made pursuant to this subsection 4.3(a) shall become effective (i) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (ii) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

(b)     In case the Corporation shall be a party to (i) a merger (in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Corporation is a party, exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of any of the foregoing), (ii) a consolidation (in which the holders of Common Stock will receive capital stock in the consolidated corporation with different rights, preferences and privileges than the Common Stock), or (iii) a sale of all or substantially all of the Corporation’s assets or a recapitalization of the Common Stock; then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series C Preferred shall be entitled, upon consummation of such transaction, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock is changed or exchanged in the transaction, multiplied by (B) the number of shares of Common Stock into which a share of Series C Preferred is convertible immediately prior to the consummation of such transaction.

4.4.     Right to Dividends. Upon conversion of any shares of Series C Preferred, each holder thereof shall be entitled to receive any accrued and unpaid dividends in respect of the shares so converted.

4.5.     No Fractional Shares. In connection with the conversion of any shares of Series C Preferred, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation at its sole election and discretion shall either round up to the nearest whole share or make a cash payment equal to the then fair market value of such fractional share as determined in good faith by the Board.

4.6.     Right to Registration. Each holder of any shares of Series C Preferred has the right to require the Corporation to register the shares of Common Stock issuable upon conversion of the Series C Preferred (the “Conversion Shares”) under the Securities Act of 1933 in accordance with the terms of an agreement (the “Registration Rights Agreement”) between the Corporation and such holder.

4.7.     Notice of Adjustments. Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to each holder of any shares of Series C Preferred a notice of the adjustment together with a certificate from the Corporation's Chief Financial Officer briefly stating (i) the facts requiring the adjustment, (ii) the adjusted conversion rate and the manner of computing it, and (iii) the date on which such adjustment becomes effective. The certificate shall be prima facia evidence that the adjustment is correct, absent manifest error.

4.7.      Notice Method. Any notice required or permitted by this Section 4 to be given to a holder of Series C Preferred or to the Corporation shall be in writing and be deemed given upon the earlier of (i) personal delivery to such holder, (ii) actual receipt or on the tenth day after the same has been deposited by first class mail in the United States mail, postage prepaid, and addressed to the holder at the address appearing on the books of the Corporation.

4.8.     No Avoidance of Terms. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, which has the effect of or for the purpose of, avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation. The Corporation shall at all times in good faith take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series C Preferred against improper dilution or other impairment.

4.9.     Original Redemption. On or after the fifth anniversary of the initial issuance of the Series C Preferred, the Corporation, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series C Preferred Stock at the time outstanding, thirty (30 Days after notice given as provided in Section 4.6, at a redemption price equal to the sum of (i) the Stated Value per each share redeemed and (ii) any accrued and unpaid dividends (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Section 5.        Reports as to Adjustments.

Whenever the number of shares of Common Stock into which each share of Series C Preferred is convertible is adjusted as provided in Section 4.3 above, the Corporation shall promptly provide notice to the holders of record of shares of Series C Preferred Stock, in accordance with Section 4.6, (i) stating that the number of shares of Common Stock into which the shares of Series C Preferred are convertible has been adjusted, (ii) setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series C Preferred of the holder is convertible, as a result of such adjustment, and (iii) setting forth a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

Section 6.        Reacquired Shares.

Any shares of Series C Preferred which are converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the California Corporations Code. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of another series of preferred stock of the Corporation.

Section 7.        Notices of Record Date.

In the event of (i) the declaration by the Corporation of a record date for the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reorganization, reclassification or recapitalization of the capital stock of the Corporation or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall send, in accordance with Section 4.6, at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or other distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, recapitalization, reclassification, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Series C Preferred shall be entitled to exchange their Series C Preferred for securities or other property deliverable upon such reorganization, recapitalization, reclassification, dissolution, liquidation or winding up.

Section 8.         No Dilution or Impairment.

8.1     Actions to Permit Issuance of Conversion Shares. The Corporation will not, by amendment of its Articles of Incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series C Preferred, but will at all times in good faith assist in the carrying out of all of the terms and in the taking of all actions necessary or appropriate in order to protect the rights of the holders thereof. Without limiting the generality of the foregoing, the Corporation (a) will not permit the par value of any shares of Common Stock receivable upon the conversion of the Series C Preferred to exceed the amount payable therefor upon conversion, (b) will take all actions necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Conversion Shares on the conversion of the Series C Preferred, and (c) will not take any action which results in any adjustment of the conversion rate if the total number of Conversion Shares issuable after the action upon the conversion of the Series C Preferred would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation and available for the purpose of issuance upon exercise.

8.2     Acknowledgement of Corporation’s Obligations. The Corporation acknowledges that its obligation to issue Conversion Shares issuable upon conversion of the Series C Preferred is binding upon it and enforceable regardless of the dilution that such issuance may have on the ownership interests of other stockholders.

Section 9.         Chief Financial Officer’s Report as to Adjustments. In the case of any adjustment or re-adjustment in the Conversion Shares issuable upon the conversion of the Series C Preferred, the Corporation at its expense will promptly compute the adjustment or re-adjustment in accordance with the terms of the Series C Preferred and cause its Chief Financial Officer to certify the computation (other than any computation of the fair value of property as determined in good faith by the Board of Directors of the Corporation) and prepare a report setting forth the adjustment or re-adjustment and showing in reasonable detail the method of calculation thereof and the facts upon which the adjustment or re-adjustment is based, including a statement of (a) the number of shares of Common Stock outstanding or deemed to be outstanding and (b) the conversion rate in effect immediately prior to the deemed issuance or sale and as adjusted and re-adjusted (if required by Section 4 hereof) on account thereof. The Corporation will forthwith mail a copy of each report to the holders of the Series C Preferred and will, upon the written request at any time of any holder, of the Series C Preferred furnish to such holder a like report setting forth the conversion rate at the time in effect and showing in reasonable detail how it was calculated. The Corporation will also keep copies of all reports at its office maintained pursuant to Section 12.2(a) hereof and will cause them to be available for inspection at the office during normal business hours upon reasonable notice by any holder of the Series C Preferred or any prospective purchaser of the Series C Preferred designated by such holder.

Section 10.        Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free from all taxes, liens and charges with respect to the issue thereof and not be subject to preemptive rights or other similar rights of stockholders of the Corporation, solely for the purpose of effecting the conversion of the Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the exercise thereof, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series C Preferred, in addition to such other remedies as shall be available to the holders of the Series C Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, using its best efforts to obtain the requisite stockholder approval necessary to increase the number of authorized shares of the Corporation’s Common Stock. All shares of Common Stock issuable upon conversion of the Series C Preferred shall be duly authorized and, when issued upon conversion, shall be validly issued and, in the case of shares, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, and that upon issuance such shares shall be listed on each securities exchange, if any, on which the other shares of outstanding Common Stock of the Corporation are then listed.

Section 11.        Listing. The Corporation shall at all times comply in all respects with the Corporation’s reporting, filing and other obligations under the by-laws or rules of each national securities exchange or inter-dealer quotation system upon which shares of Common Stock are then listed and shall list the Conversion Shares issuable upon the conversion of the Series C Preferred on such national securities exchange or inter-dealer quotation system.

Section 12.         Ownership, Transfer and Substitution of Certificate of Series C Preferred.

12.1      Ownership of Certificate of Series C Preferred. The Corporation may treat the holder, in whose name a certificate of Series C Preferred is registered to on the records of the Corporation regarding registration and transfer of such certificates (the “Certificate of Series C Preferred Register”) maintained pursuant to Section 12.2(b) hereof, as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when any certificate of Series C Preferred is properly assigned by a notice in substantially the form attached hereto as Exhibit A (or a reasonable facsimile thereof) duly executed by the holder thereof in blank, the Corporation shall treat the bearer thereof as the owner of such certificate of Series C Preferred for all purposes, notwithstanding any notice to the contrary. Subject to Section 12 hereof, a certificate of Series C Preferred, if properly assigned, may be exercised by a new holder without a new certificate of Series C Preferred first having been issued.

12.2     Office; Transfer and Exchange of Series C Preferred.

(a)     The Corporation will maintain an office (which may be an agency maintained at a bank) at 49430 Lakeview Boulevard, Fremont, CA 94538 (until the Corporation notifies the holders of the Series C Preferred of any change of location of the office) where notices, presentations and demands in respect of the may be made upon it.

(b)     The Corporation shall cause to be kept at its office maintained pursuant to Section 12.2(a) hereof a Series C Preferred Register for the registration and transfer of the Series C Preferred. The names and addresses of holders of the Series C Preferred, the transfers thereof and the names and addresses of transferees of the Series C Preferred shall be registered in such Series C Preferred Register. The person in whose name any shares of Series C Preferred shall be so registered shall be deemed and treated as the owner and holder thereof for all purposes of such shares of Series C Preferred, and the Corporation shall not be affected by any notice or knowledge to the contrary.

(c)     Upon the surrender of a certificate of Series C Preferred, properly endorsed, for registration of transfer or for exchange at the office of the Corporation maintained pursuant to Section 12.2(a) hereof, the Corporation at its expense will (subject to compliance with Section 11 hereof, if applicable) execute and deliver to or upon the order of the holder thereof a new certificate of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of shares of Series C Preferred called for on the face of the certificate so surrendered.

12.3     Replacement of Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a certificate of Series C Preferred and, in the case of any such loss, theft or destruction of a certificate of Series C Preferred, upon delivery of indemnity reasonably satisfactory to the Corporation in form and amount or, in the case of any mutilation, upon surrender of a certificate of Series C Preferred for cancellation at the office of the Corporation maintained pursuant to Section 12.2(a) hereof, the Corporation at its expense will execute and deliver, in lieu thereof, a new certificate of Series C Preferred of like tenor and dated the date hereof.

Section 13.   Captions.

All section captions are for reference only and shall not be considered in construing the rights, preferences or privileges of the Series C Preferred.

Section 14.   Severability.

If any provision contained herein is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: May 15, 2017

/s/ Amos Kohn
Amos Kohn, President and Chief Executive Officer

/s/ Daniel Eng
Daniel Eng, Secretary